                                                                                                                                                                             Exhibit 21.1

Antares Pharma, Inc.

Subsidiaries of the Registrant

State or Other Jurisdiction
Name	of Formation

Antares Pharma AG	Switzerland
Antares Pharma IPL AG	Switzerland
Permatec NV	Netherlands, Antilles